Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES G CUMULATIVE MANDATORY CONVERTIBLE PREFERRED STOCK
OF
AMERICAN INTERNATIONAL GROUP, INC.
(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)
          American International Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) on July 13, 2011:
     RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board, by resolutions duly adopted, authorized the issuance of a series of 20,000 shares of Series G Cumulative Mandatory Convertible Preferred Stock, par value $5.00 per share (the “Series G Preferred Stock”), of the Corporation, and established the voting and other powers, and the relative rights and preferences, and the qualifications, limitations and restrictions thereof, and, on January 14, 2011, filed a Certificate of Designations with respect to the Series G Preferred Stock (the “Series G Certificate of Designations”) in the office of the Secretary of State of the State of Delaware; and
     FURTHER RESOLVED, that no shares of the Series G Preferred Stock are outstanding and no shares of the Series G Preferred Stock will be issued subject to the Series G Certificate of Designations; and
     FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation all matters set forth in the Series G Certificate of Designations with respect to the Series G Preferred Stock.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer this 13th day of July, 2011.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Jeffrey A. Welikson
	Name:	Jeffrey A. Welikson
	Title:	Vice President, Corporate Secretary and Deputy General Counsel

[Signature Page to Series G Preferred Stock Certificate of Elimination]